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DECKERS OUTDOOR CORPORATION

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Deckers Brands Files Investor Presentation Highlighting Marcato’s False and Misleading Statements

Underscores Marcato’s Nominees’ Lack of Relevant Experience, Skill Sets and Knowledge of Deckers

Deckers Urges Stockholders to Vote “FOR” All of Deckers’ Highly Qualified Director Nominees on the WHITE Proxy Card TODAY

GOLETA, Calif. – November 21, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today filed an investor presentation highlighting Marcato’s continued false and misleading statements about Deckers and Marcato’s nominees’ lack of critical and relevant skills, as well as industry and board experience. The presentation and other important information related to Deckers’ Annual Meeting on December 14, 2017, can be found on Deckers’ website at www.votedeckers.com.

A few of the misleading tactics used by Marcato highlighted in the presentation include:

•	Cherry-picking dates to show stock price returns. Marcato is selectively picking its benchmarking date, using a reference that is over nine months old and does not reflect Deckers’ current market price. Using the current market price, Deckers is outperforming its proxy peers by over 70% over the last five years, demonstrating the Company’s strong long-term performance. Deckers is also outperforming the Russell 2000 Index by 24% and the Russell 2000 Textiles Apparel & Shoes Index by over 65% over the last five years using the current market date.[1],2

•	Trying to take credit for Deckers’ share price improvement. Deckers share price has significantly increased beyond any market reaction to Marcato. While Marcato opportunistically bought its stake as a significant Deckers stockholder was transitioning out of the retail sector, also putting significant pressure on the stock price, Deckers’ stock price surged well above the low-$50s range highlighted by Marcato to a current price of approximately $71 per share. During the past nine months, Deckers has demonstrated very strong performance, including consistently beating consensus EPS, executing on its $100 million operating profit improvement plan and announcing a $400 million stock repurchase program. Notably, at the end of our strategic alternatives process, Deckers’ stock price did not waver.

•	Failing to acknowledge the success of Deckers’ strategic initiatives. Under its current management team and Board of Directors, Deckers has made tremendous, measurable progress on its transformation. Well prior to Marcato’s Schedule 13D filing on February 8, 2017, Deckers had already taken proactive steps, including hiring a top tier consultant to examine cost structure, announcing cost savings, making several key management changes and implementing retail store optimization efforts. Deckers remains focused on optimizing the business, right-

1“Current” market date reflects market data as of 11/17/17, with five-year market performance measured against market data as of 11/19/12 (as 11/17/12 was a Saturday).

2 Deckers Proxy Peer Group includes The Buckle, Inc., Carter’s, Inc., Chico’s FAS, Inc., Columbia Sportswear Company, Crocs, Inc., DSW Inc., Express, Inc., The Finish Line, Inc., Fossil Group, Inc., G-III Apparel Group, Ltd., Guess?, Inc., Lululemon Athletica Inc., Oxford Industries, Inc., RH, Skechers U.S.A., Inc., Steven Madden, Ltd., Under Armour, Inc., and Wolverine World Wide, Inc.; does not include Kate Spade & Company (acquired by Tapestry, Inc., formerly known as Coach, Inc.) as it is no longer publicly traded; returns measured using arithmetic mean.

sizing the organization to reduce costs, creating new platforms for sustainable growth and driving improved profitability. As a result of these efforts, Deckers is a stronger, healthier and more focused company and its recent performance illustrates that these initiatives are already delivering strong stockholder value.

In fact, even sell-side analysts have recognized Deckers’ ongoing progress. Recent research reports show analysts believe in the plan, as demonstrated by the fact that 14 of 15 analysts have a buy or neutral rating, or equivalent.

•	Using a variety of Marcato-favoring business assumptions, without outlining any rationale around those assumptions. Marcato continues to utilize flawed retail assumptions, such as claiming unachievable retail sales recapture via alternative channels and unfeasible incremental cost savings from closing additional stores, and also ignores the significant cash outlay required to close profitable retail stores. Additionally, Marcato’s capital structure charts not only ignore significant cash fluctuations due to seasonality, but they also disregard the significant portion of overseas cash. Marcato’s various flawed assumptions and ignorance of key seasonal and international considerations clearly demonstrate a fundamental lack of understanding of both Deckers’ business and industry.

•	Failing to acknowledge that Deckers’ high pay-for-performance alignment has resulted in lower realized pay during years where performance was below target. Deckers has effectively and consistently tied its compensation program to strategic and business objectives and directly aligned pay and performance to ensure its executives win only when its stockholders do. Deckers has evolved its program over time to emphasize profitability, as well as to move from an above median pay philosophy to a median pay philosophy.

In addition to propagating false and misleading statements about Deckers, Marcato has nominated a slate of unvetted, unknown and unqualified director candidates. Most have never served on the board of a public company and many have no C-level executive experience. Nearly all of Marcato’s nominees lack global, multi-brand or retail experience, and those with this experience did not work in operating or strategic roles. Additionally, Marcato’s proposed slate has an alarming history, including:

•	Chronic stock price underperformance during limited public Board tenures;
•	Settlement of litigation regarding deceit of consumers while a Marcato nominee was the CEO; and
•	Significant time elapsed from limited prior relevant experience to today in several cases.

In short, Marcato’s nominees lack the skills, background and relevant expertise to serve on the Deckers Board. None of Marcato’s nominees’ skills are additive to the skills that the Deckers Board already possesses. Electing any of Marcato’s nominees now—just as the transformation of Deckers is showing real results—would be highly damaging and value destructive.

DECKERS HAS THE RIGHT PLAN AND THE RIGHT BOARD

In contrast, the Deckers Board has the right mix of skills and experience to oversee the Company’s transformation. Deckers directors bring:

✓	Multi-faceted skill sets with public company, luxury / premium retail and complex business management experience;
✓	Deep knowledge of, and involvement in, Deckers’ current plan and ability to drive the organization forward for the long term;
✓	Deep C-suite executive and Board experience outside of Deckers, with seven of nine directors being current or former CEOs, CFOs, COOs or Chief Administrative Officers of major companies; and
✓	Global, multi-brand, multi-channel, retail, apparel, footwear and technology experience.

Deckers’ Board of Directors unanimously recommends that stockholders vote “FOR” ALL of Deckers’ nominees listed on the WHITE proxy card.

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies and cost-reduction initiatives. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950